Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

by and between

DTE ENERGY COMPANY

and

DT MIDSTREAM, INC.

Dated as of June 25, 2021

i

Appendix A	-	Intended Tax Treatment

Appendix B	-	Specified Dispute

ii

TAX MATTERS AGREEMENT (this “Agreement”), dated as of June 25, 2021, by and between DTE ENERGY COMPANY, a Michigan corporation (“DTE”) and DT Midstream, Inc., a Delaware corporation (“Spinco” and, together with DTE, the “Parties”).

W I T N E S S E T H:

WHEREAS Spinco is an indirect wholly-owned subsidiary of DTE and a member of the affiliated group of which DTE is the common parent;

WHEREAS, pursuant to the Separation Agreement, DTE and Spinco have effected or agreed to effect the Conversion, the Intercompany Debt Refinancing, the External Borrowing, the Spinco Notes Repayment, the Receivable Distribution, the Louisiana Midstream Contribution, the Bluestone Gas Contribution, the Internal Distribution, the Contributions, the Recapitalization and the External Distribution (together, the “Transactions”); and

WHEREAS the Parties intend that each of the applicable Transactions qualify for its Intended Tax Treatment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Definition of Terms. The following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“10% Acquisition Transaction” has the meaning set forth in Section 4.06.

“Accounting Firm” has the meaning set forth in Section 3.01(c).

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the trade or business described in the Tax Opinion Representations for purposes of satisfying the requirements of Section 355(b) of the Code as it applies to each of the Distributions with respect to Spinco.

“Adjustment Request” means any formal or informal claim or request made or filed with any Taxing Authority for the adjustment, refund, credit or offset of Taxes, including any amended Tax Return claiming adjustment to the Taxes as reported on that Tax Return or, if applicable, to such Taxes as previously adjusted.

“Agreement” has the meaning set forth in the preamble.

“Apportioned Tax Attributes” means Tax Attributes that are subject to allocation or apportionment between one Person and another Person under applicable Law or by reason of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Determination” means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees.

“Distributions” means the Internal Distribution and the External Distribution.

“DTE” has the meaning set forth in the preamble.

“DTE Consolidated Group” means any consolidated, combined, unitary or similar group of which (i) any member of the DTE Tax Group is or was a member and (ii) any member of the Spinco Tax Group is or was a member.

“DTE Consolidated Tax Return” means any Tax Return with respect to a DTE Consolidated Group.

“DTE Joint Venture Entity” means any Person in which a member of the DTE Tax Group owns 50% or less of the outstanding equity interests.

“DTE Joint Venture Taxes” means any Taxes of any DTE Joint Venture Entity for which a member of the Spinco Tax Group may be liable directly or through any reimbursement or contribution obligation.

“DTE Tax Group” means any group comprised of DTE and any Subsidiary of DTE, excluding each member of the Spinco Tax Group.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by this Agreement, the EMA or the Separation Agreement.

“Intended Tax Treatment” means, with respect to each of the applicable Transactions, the U.S. Federal income Tax consequences (if any) set forth for such Transaction in Appendix A.

“IRS” means the U.S. Internal Revenue Service.

“Legal Comfort” has the meaning set forth in Section 4.04(b).

“Non-US Spinco Member” means (i) any member of the Spinco Tax Group other than a member that is incorporated, organized or otherwise formed under the laws of the United States or any state thereof or the District of Columbia and (ii) any member of the Spinco Tax Group formed under the laws of the United States or any state thereof or the District of Columbia that is owned, in whole or in part, directly or indirectly, by any member of the Spinco Tax Group described in clause (i).

“Ordinary Course of Business” means, with respect to an action taken (or to be taken) by a Person, that the action is taken in the ordinary course of the normal day-to-day operations of that Person.

“Ordinary Taxes” means Taxes other than (i) Transaction Taxes and (ii) Transfer Taxes.

“Parties” has the meaning set forth in the preamble.

“Post-Distribution Tax Period” means any taxable period (or portion thereof) that begins on or after the Distribution Date.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) that ends on or before the Distribution Date.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.03(b).

“Protective Section 336(e) Election” means, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state or local Law for such jurisdictions as DTE shall determine at its sole discretion) to treat the disposition of the stock of such entity, pursuant to the Distributions, as a deemed sale of the assets of such entity in accordance with Section 1.336-2(h) of the Regulations (or any similar provision of U.S. state or local Law).

“Records” has the meaning set forth in Section 5.01.

“Refund Recipient” has the meaning set forth in Section 2.03.

“Regulations” means the Treasury regulations promulgated under the Code.

“Restricted Period” has the meaning set forth in Section 4.03(a).

“Ruling” means a private letter ruling (including any supplemental ruling) issued by the IRS, whether granted prior to, on or after the date hereof.

“Separation Agreement” means the Separation and Distribution Agreement dated as of the date of this Agreement by and between DTE and Spinco, including the Schedules thereto.

“Significant Non-U.S. Shareholder” means a person (other than a “United States person” within the meaning of Section 7701(a)(30) of the Code) that owns more than 5 percent of DTE common stock (directly or under the applicable attribution rules provided in Section 897(c)(6)(C) of the Code and Section 1.897-1(c)(2)(iii) of the Treasury Regulations).

“Specified Dispute” has the meaning set forth in Section 5.06.

“Spinco” has the meaning set forth in the preamble.

“Spinco Joint Venture Entity” means any Person in which a member of the Spinco Tax Group owns 50% or less of the outstanding equity interests.

“Spinco Joint Venture Taxes” means any Taxes of any Spinco Joint Venture Entity for which a member of the Spinco Tax Group may be liable directly or through any reimbursement or contribution obligation.

“Spinco SAG” has the meaning set forth in Section 4.03(a)(v).

“Spinco Separate Tax Return” means any Tax Return that (a) includes any member of the Spinco Tax Group and (b) does not include any member of the DTE Tax Group.

“Spinco Stock” means (i) all classes or series of stock or other equity interests of Spinco and (ii) all other instruments properly treated as stock of Spinco for U.S. Federal income Tax purposes.

“Spinco Tax Group” means any group comprised of Spinco and any Subsidiary of Spinco.

“Straddle Period” has the meaning set forth in Section 2.05(b).

“Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person and/or one or more Subsidiaries of such Person has either (i) a majority ownership in the equity thereof; (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity; or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Tax Advisor” means a U.S. Tax counsel or accountant of recognized national standing.

“Tax Attribute” means any carryovers or carrybacks of net operating losses, net capital losses, excess tax credits and any other similar tax attributes as determined for Federal, state, local or foreign Tax purposes. For the avoidance of doubt, the existence or amount of basis and computations of previously taxed income and earnings and profits are not Tax Attributes.

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case by any Taxing Authority.

“Tax Dispute” has the meaning set forth in Section 5.06.

“Tax Opinion Representations” means representations regarding certain facts in existence at the applicable time made by DTE and Spinco that serve as a basis for the Tax Opinion.

“Tax Opinion” means the written opinion of Cravath, Swaine & Moore LLP issued to DTE to the effect that each of the applicable Transactions should qualify for its Intended Tax Treatment.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, in each case, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

“Tax Return Preparer” has the meaning set forth in Section 3.01(a).

“Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, in each case, in the nature of a tax, together with any related interest, penalties and other additional amounts.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“Transaction Taxes” means all (i) Taxes imposed on DTE, Spinco or any of their respective Subsidiaries resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment for which DTE, Spinco or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

“Transaction Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes.

“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(c).

“USRPHC” means a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

ARTICLE II

Allocation of Tax Liabilities and Tax Benefits

SECTION 2.01.    DTE Indemnification of Spinco. After the External Distribution, DTE shall be liable for, and shall indemnify and hold Spinco harmless from, the following Taxes, whether incurred directly by Spinco or indirectly through one of its Subsidiaries:

(a)    For any taxable period, Ordinary Taxes of any member of the DTE Tax Group or a DTE Consolidated Group and Ordinary Taxes reflected on all DTE Consolidated Tax Returns; and

(b)    Transaction Taxes;

in each case, other than Taxes for which Spinco is liable under Section 2.02.

SECTION 2.02.    Spinco Indemnification of DTE. After the External Distribution, Spinco shall be liable for, and shall indemnify and hold DTE harmless from, the following Taxes, whether incurred directly by DTE or indirectly through one of its Subsidiaries:

(a)    For any taxable period, Ordinary Taxes of any member of a Spinco Tax Group and Ordinary Taxes reflected on all Spinco Separate Tax Returns; and

(b)    Transaction Taxes attributable to:

(i)    the failure to be true when made or deemed made of (A) any Tax Opinion Representation made by Spinco or (B) any representation made by Spinco, any Subsidiary or controlling shareholder of Spinco, any counterparty to any Proposed Acquisition Transaction or any of such counterparty’s Affiliates for purposes of obtaining a Ruling or an Unqualified Tax Opinion intended to be Legal Comfort;

(ii)    any action or omission by Spinco or any Subsidiary of Spinco in breach of the covenants set forth herein (including those in Section 4.03, without regard to Section 4.04), in any other Ancillary Agreement or in the Separation Agreement;

(iii)    the application of Section 355(e) or 355(f) of the Code to any of the Transactions by virtue of any acquisition (or deemed acquisition) of Spinco Stock (including newly issued Spinco Stock) or assets of Spinco or any Subsidiary of Spinco;

(iv)    a determination that either of the Distributions was used principally as a device for the distribution of the earnings and profits within the meaning of Section 355(a)(1)(B) of the Code if such determination was based in whole or in part on any sale or exchange of Spinco Stock or on any distribution on Spinco Stock occurring after the External Distribution; or

(v)    any other action or omission taken after the External Distribution by Spinco or any Subsidiary of Spinco, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04), any other Ancillary Agreement or the Separation Agreement; and

(c)    Any and all Transfer Taxes incurred by the DTE Tax Group or the Spinco Tax Group as a result of the Transactions.

SECTION 2.03.    Refunds, Credits and Offsets. Subject to Section 2.04, if DTE, Spinco or any of their respective Subsidiaries receives any refund of any Taxes for which the other Party is liable under Sections 2.01 and 2.02 (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest, but net of any Taxes imposed with respect to such refund) within 10 business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such Refund Recipient is required to repay such refund to the relevant Taxing Authority. In the event a Party would be a Refund Recipient but for the fact it applied a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund for purposes of this Section 2.03, and shall be paid within 10 business days of the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

SECTION 2.04.    Carrybacks. If a Tax Return of Spinco or any of its Subsidiaries for any taxable period ending after the Distribution Date reflects any Tax Attribute, then Spinco or its applicable Subsidiary shall (a) waive the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period and (b) not make any affirmative election to carry back any such Tax Attribute to a Pre-Distribution Tax Period, in each case, to the extent permissible under applicable Law. In the event that Spinco or any of its Subsidiaries does carry back a Tax Attribute to a Pre-Distribution Tax Period, then (i) no payment with respect to such carryback shall be due to Spinco or any of its

Subsidiaries from DTE and (ii) if Spinco or any of its Subsidiaries receives any refund, credit or offset of any Taxes in connection with such carryback, Spinco shall promptly pay to DTE the full amount of such refund or the economic benefit of the credit or offset (including interest, but net of any Taxes imposed with respect to such refund). This Section 2.04 shall not apply to any Tax Attributes reflected on any Spinco Separate Tax Return.

SECTION 2.05.    Straddle Periods. (a) DTE and Spinco shall take all commercially reasonable actions necessary or appropriate to close the taxable year of each member of the Spinco Tax Group for all Tax purposes as of the end of the Distribution Date to the extent permitted by applicable Law.

(b)    For any taxable period that includes (but does not end on) the Distribution Date (a “Straddle Period”), Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes, as if the taxable period ended as of the close of business on the Distribution Date, and in the case of any such other Taxes that are attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state or local or foreign Law), as if the taxable period of that entity ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).

(c)    DTE and Spinco hereby agree that, consistent with Section 1.1502-76(b) of the Regulations, (i) any transaction with respect to Spinco or the Spinco Tax Group occurring on the Distribution Date but after the effective time of the External Distribution and (ii) any transaction occurring or item of income, gain or loss recognized in the Ordinary Course of Business of Spinco or the Spinco Tax Group on the Distribution Date are, in each case, properly allocable to the portion of the Distribution Date following the Distribution and shall be treated for all U.S. Federal income Tax purposes as occurring at the beginning of the day following the Distribution Date. The parties shall file all Tax Returns in a manner consistent with such treatment.

SECTION 2.06.    Apportioned Tax Attributes. Spinco may request that DTE undertake a determination of the portion, if any, of any Apportioned Tax Attribute to be allocated or apportioned to the Spinco Tax Group (or any member thereof) under applicable Law. If DTE undertakes such a determination, whether or not at the request of Spinco, DTE shall in good faith advise Spinco in writing of the amount, if any, of any Apportioned Tax Attributes which DTE determines shall be allocated or apportioned to the Spinco Tax Group (or any member thereof) under applicable Law; provided that this Section 2.06 shall not be construed as obligating DTE to undertake any such determination as to the amount, allocation or apportionment of any Apportioned Tax Attribute. Spinco agrees that it shall accept DTE’s allocation or apportionment of Apportioned Tax Attributes, and Spinco and all members of the Spinco Group shall prepare all Tax Returns in accordance therewith, unless such allocation or apportionment is manifestly unreasonable or manifestly erroneous. Spinco shall reimburse DTE for all reasonable third-party costs and expenses incurred by DTE or any of its Subsidiaries in connection with such determination requested by Spinco within ten (10) Business Days after receiving an invoice from DTE therefor.

ARTICLE III

Tax Returns, Tax Contests and Other Administrative Matters

SECTION 3.01.    Responsibility for Preparing Tax Returns. (a) Spinco shall timely prepare or cause to be timely prepared any Spinco Separate Tax Returns that are required or permitted to be filed for any taxable period beginning before the Distribution Date. Except for any Tax Returns to be prepared by Spinco pursuant to the immediately preceding sentence, DTE shall timely prepare or cause to be timely prepared any Tax Returns of the DTE Tax Group and the DTE Consolidated Group that are required or permitted to be filed for any taxable period beginning before the Distribution Date. The Party responsible for preparing any Tax Returns pursuant to this Section 3.01(a) shall be referred to herein as the “Tax Return Preparer”. If a Party other than the Tax Return Preparer is responsible for filing any such Tax Return under Section 3.02(a), the Tax Return Preparer shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to the other Party reasonably in advance of the applicable filing deadline.

(b)    To the extent that any Tax Return described in Section 3.01(a) is required to be filed by a Party other than the Tax Return Preparer or directly relates to matters for which another Party may have an indemnification obligation to the Tax Return Preparer or that may give rise to a refund to which that other Party would be entitled, under this Agreement, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable Law or to correct any clear error, (B) as a result of changes or elections made on any DTE Consolidated Tax Return that do not relate primarily to the Spinco Tax Group or (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; and (iv) consider in good faith any reasonable comments made by the other Party.

(c)    The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return as soon as practically possible. If the Parties are unable to resolve their differences, then the Parties shall collectively select an independent accounting firm (the “Accounting Firm”) and shall instruct the Accounting Firm to use its best efforts to prepare the relevant portions of the Tax Return on behalf of the Tax Return Preparer in compliance with Section 3.01(b) as promptly as practically possible. All determinations of the Accounting Firm relating to the disputed items, absent fraud, shall be final and binding on the Parties. The fees and expenses of the Accounting Firm shall be borne by Spinco.

SECTION 3.02.     Filing of Tax Returns and Payment of Taxes. (a) Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law and shall timely pay to the relevant Taxing Authority any amount shown as due on each such Tax Return. The obligation to make payments pursuant to this Section 3.02(a) shall not affect a Party’s right, if any, to receive payments under Section 3.02(b) or otherwise be indemnified under this Agreement.

(b)    In addition to its obligations under Section 3.01(b), the Tax Return Preparer shall, no later than 5 business days before the due date (including extensions) of any Tax Return described in Section 3.01(a), notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Tax Return Preparer under this Agreement. The other Party shall pay such amount to the Tax Return Preparer no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.02(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(c)    Neither Spinco nor any of its Subsidiaries shall file, amend, withdraw, revoke or otherwise alter any DTE Consolidated Tax Return.

(d)    Neither Spinco nor any of its Subsidiaries shall file, amend, withdraw, revoke or otherwise alter any Tax Return of Spinco or any of its Subsidiaries (other than any Spinco Separate Tax Returns) to the extent such Tax Return relates to the Pre-Distribution Tax Period without the prior written consent of DTE, which consent shall not be unreasonably withheld or delayed.

(e)    Spinco shall not file any Adjustment Request with respect to any Tax for which DTE has an indemnification obligation under this Agreement or that would otherwise reasonably be expected to give rise to a Tax liability for which DTE would be responsible (and for which DTE may not seek indemnification under this Agreement) and DTE will not file any Adjustment Request with respect to any Tax for which Spinco has an indemnification obligation under this Agreement or that would otherwise reasonably be expected to give rise to a Tax liability for which Spinco would be responsible (and for which Spinco may not seek indemnification under this Agreement), in each case without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Any Adjustment Request that the Parties consent to make under this Section 3.02 shall be prepared by the applicable Tax Return Preparer.

SECTION 3.03.    Tax Contests. (a) DTE or Spinco, as applicable, shall, within 10 business days of becoming aware of any Transaction Tax Contest or Tax Contest that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Transaction Tax Contest or Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.03(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b)    DTE and Spinco each shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than a Transaction Tax Contest, relating to any Tax Return that it is responsible for preparing pursuant to Section 3.01(a). Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause a Party to have an indemnification obligation under this Agreement, then the Indemnitee shall not accept or enter into any settlement without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c)    DTE shall have the exclusive right to control the conduct and settlement of any Transaction Tax Contest; provided, that where the conduct or settlement of any portion or aspect of any such Transaction Tax Contest could reasonably be expected to cause Spinco to have an indemnification obligation under this Agreement, then (i) DTE shall not accept or enter into any settlement relating to any Transaction Tax Contest without the consent of Spinco, which consent shall not unreasonably be withheld or delayed, and (ii) Spinco shall have the right to attend any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority, in each case with respect to such Transaction Tax Contest (or the relevant portion or aspect thereof). Notwithstanding the foregoing, either Party shall be entitled to exclusively control the conduct and settlement of any Transaction Tax Contest if such Party notifies the other Party that (notwithstanding the rights and obligations of the Parties under this Agreement) it agrees to pay and indemnify the other Party against any Transaction Taxes resulting from such Transaction Tax Contest.

SECTION 3.04.    Expenses. Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article II.

SECTION 3.05.    Joint Venture Taxes. Notwithstanding anything to the contrary in this Agreement:

(a)    Spinco shall be liable for all Spinco Joint Venture Taxes and shall have the exclusive right to control the conduct and settlement of any Tax Contest with respect to any Spinco Joint Venture Entity to the extent provided for in the relevant Spinco Joint Venture Entity’s governing documents; and

(b)    DTE shall be liable for all DTE Joint Venture Taxes and shall have the exclusive right to control the conduct and settlement of any Tax Contest with respect to any DTE Joint Venture Entity to the extent provided for in the relevant DTE Joint Venture Entity’s governing documents.

ARTICLE IV

Tax Matters Relating to the Transactions

SECTION 4.01.    Mutual Representations. Each Party represents that it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, after consultation with a Tax Advisor, is inconsistent with the qualification of any step of the Transactions for its Intended Tax Treatment.

SECTION 4.02.    Mutual Covenants. (a) Each Party shall use its reasonable best efforts to cause the Tax Opinion to be issued, including by executing the Tax Opinion Representations requested by Cravath, Swaine & Moore LLP that are true and correct.

(b)    Except as otherwise expressly required or permitted by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the External Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would be inconsistent with its Tax Opinion Representations or the Intended Tax Treatment.

SECTION 4.03.    Restricted Actions. (a) Subject to Section 4.04, during the period beginning on the Distribution Date and ending on, and including, the last day of the two-year period following the Distribution Date (the “Restricted Period”), Spinco shall not (and shall not cause or permit any of its Subsidiaries to), in a single transaction or a series of transactions:

(i)    enter into any Proposed Acquisition Transaction;

(ii)    take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which neither Spinco nor any of its Subsidiaries is a party (including by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, or any “fair price” or other provision of Spinco’s charter or bylaws, or (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment);

(iii)    liquidate or partially liquidate Spinco, whether by merger, consolidation or otherwise (provided that, for the avoidance of doubt, a merger of another entity into Spinco or any of its Subsidiaries shall not constitute an action described in this Section 4.03(a)(iii));

(iv)    cause or permit Spinco to cease to engage in the Active Trade or Business;

(v)    sell or transfer 50% or more of the gross assets of the Active Trade or Business or 50% or more of the gross assets of the “separate affiliated group” (within the meaning of Section 355(b)(3)(B) of the Code) of Spinco (the “Spinco SAG”) held immediately before the Internal Distribution (provided, however, that the foregoing shall not apply to (A) sales, transfers or dispositions of assets to any member of the Spinco SAG, (B) sales, transfers or dispositions of assets in the Ordinary Course of Business of Spinco, (C) payments of cash to acquire assets from an unrelated Person in an arm’s length transaction, (D) sales, transfers or dispositions of assets to a Person that is disregarded as an entity separate from the transferor for U.S. Federal income Tax purposes or (E) any mandatory or optional repayments (or prepayments) of any indebtedness of Spinco or any of its Subsidiaries); or

(vi)    redeem or otherwise repurchase (directly or indirectly) any Spinco Stock, except to the extent such redemptions or repurchases satisfies Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48).

(b)    (i) For purposes of this Agreement, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, an interest in Spinco Stock that, when combined with any other acquisitions of Spinco Stock that occur after the Distributions (but excluding any other acquisition described in clause (ii)) comprises 35% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Spinco for U.S. Federal income Tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of Spinco Stock and any amendment to the certificate of incorporation (or other organizational documents) of Spinco shall be treated as an indirect acquisition of Spinco Stock by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in Spinco for U.S. Federal income Tax purposes increases by vote or value.

(ii)    Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by Spinco of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (y) transfers on an established market of Spinco Stock that are described in Safe Harbor VII of Section 1.355-7(d) of the Regulations or (z) issuances of Spinco Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 4.03(b)(ii)(x), (y) or (z) applies.

(c)    If Spinco merges or consolidates with another entity to form a new entity, references in this Agreement to Spinco shall be to that new entity and Spinco Stock shall refer to the capital stock or other relevant instruments or rights of that new entity.

(d)    The provisions of this Section 4.03, including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 4.03 and its interpretation.

SECTION 4.04.    Consent to Take Certain Restricted Actions. (a) Spinco may (and may cause or permit its Subsidiaries to) take an action otherwise prohibited under Section 4.03(a) if (i) DTE consents in writing to any such action, which consent shall be at DTE’s sole and absolute discretion or (ii) Spinco has received Legal Comfort with respect to such action. For the avoidance of doubt, neither DTE’s written consent pursuant to this Section 4.04(a) nor Spinco’s receipt of Legal Comfort shall relieve Spinco of its indemnification obligations under Section 2.02(b).

(b)    For purposes of this Agreement, “Legal Comfort” means either a Ruling or an Unqualified Tax Opinion concluding that the proposed action will not cause any step of the Transactions to fail to qualify for its Intended Tax Treatment. Such Ruling or Unqualified Tax Opinion will constitute Legal Comfort only if it is satisfactory in both form and substance to DTE in its discretion, which discretion shall be reasonably exercised in good faith solely to ensure that the proposed action does not result in any step of the Transactions failing to qualify for its Intended Tax Treatment. In determining whether an Unqualified Tax Opinion is satisfactory, DTE may consider, among other factors, the appropriateness of any underlying assumptions or representations and DTE’s views on the substantive merits of the legal analysis contained therein, and DTE may determine that no Unqualified Tax Opinion would be acceptable to DTE.

(c)    For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to DTE in DTE’s sole and absolute discretion, that permits reliance by DTE. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that each of the applicable Transactions would have qualified for its Intended Tax Treatment if the action in question did not occur.

SECTION 4.05.    Procedures Regarding Opinions and Rulings. (a) If Spinco notifies DTE that it desires to take a restricted action described in Section 4.03(a) and DTE requires Legal Comfort as a condition to consenting to such restricted action pursuant to Section 4.04(b), DTE shall use commercially reasonable efforts to expeditiously obtain, or assist Spinco in obtaining, such Legal Comfort. Notwithstanding the foregoing, DTE shall not be required to take any action pursuant to this Section 4.05(a) if, upon request, Spinco fails to certify that all information and representations relating to Spinco or any Subsidiary of Spinco in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. Spinco shall reimburse DTE for all reasonable out-of-pocket costs and expenses incurred by DTE or any Subsidiary of DTE in obtaining Legal Comfort within 10 business days after receiving an invoice from DTE therefor.

(b)    Notwithstanding anything herein to the contrary, Spinco shall not seek any Ruling with respect to a Pre-Distribution Tax Period (whether or not relating to the Transactions).

(c)    DTE shall have the right to obtain a Ruling, any other guidance from any Taxing Authority or an opinion of Tax counsel or an accounting firm relating to the Transactions at any time in DTE’s sole discretion. Spinco, at the request of DTE, shall use commercially reasonable efforts to expeditiously obtain, or assist DTE in obtaining, any such Ruling, other guidance or opinion; provided, however, that Spinco shall not be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true, accurate and consistent with historical facts. DTE shall reimburse Spinco for all reasonable out-of-pocket costs and expenses incurred by Spinco or any Subsidiary of Spinco in obtaining a Ruling, other guidance or opinion requested by DTE within 30 days after receiving an invoice from Spinco therefor.

(d)    DTE shall have exclusive control over the process of obtaining any Ruling or other guidance from any Taxing Authority concerning the Transactions, and Spinco shall not independently seek any Ruling or other guidance concerning the Transactions at any time. In connection with any Ruling requested by Spinco pursuant to Section 4.05(a) or that can reasonably be expected to affect Spinco’s liabilities under this Agreement, DTE shall (1) keep Spinco informed of all material actions taken or proposed to be taken by DTE, (2) reasonably in advance of the submission of any ruling request provide Spinco with a draft thereof, consider Spinco’s comments on such draft and provide Spinco with a final copy thereof and (3) provide Spinco with notice reasonably in advance of, and (subject to the approval of the IRS) permit Spinco to attend, any formally scheduled meetings with the IRS that relate to such Ruling.

SECTION 4.06.    Notification and Certification Regarding Certain Acquisition Transactions. If Spinco proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the 30-month period following the Distribution Date, Spinco shall undertake in good faith to provide DTE, no later than 10 business days prior to signing any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of Spinco Stock to be acquired) and a brief explanation as to why Spinco believes that such transaction does not result in the application of Section 355(a)(1)(B), 355(e) or 355(f) of the Code to the Transactions. For purposes of this Section 4.06, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 35%.

SECTION 4.07.     Reporting. DTE and Spinco shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the

Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report each of the applicable Transactions as qualifying for its Intended Tax Treatment and (ii) absent a change of Law or an applicable Determination otherwise, not take, and shall not cause any of its Subsidiaries to take, any position on any Tax Return that is inconsistent with such qualification.

SECTION 4.08.    Tax Treatment of Certain Amounts Paid Pursuant to the EMA. Amounts paid pursuant to the EMA shall be treated in the manner as described in the EMA and Section 5.05.

SECTION 4.09.    Protective Section 336(e) Election. (a) DTE will make a Protective Section 336(e) Election with respect to each of the Distributions. Accordingly, the Parties agree that this Agreement constitutes a written, binding agreement to make a Protective Section 336(e) Election with respect to each of the Distributions as contemplated by Section 1.336-2(h)(1)(i) of the Regulations. Spinco will cooperate with DTE to facilitate the making of such election.

(b)    If Spinco realizes a Tax benefit from the step-up in Tax basis resulting from a failure of any of the Distributions to qualify (in whole or in part) for its Intended Tax Treatment and the election described in Section 4.09(a), unless Spinco has indemnified DTE for the resulting Transaction Taxes under Section 2.02(b), Spinco shall make quarterly payments to DTE in an amount equal to the actual Tax savings, as and when realized, arising from the step-up in Tax basis resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the step-up in Tax basis resulting from the Protective Section 336(e) Election as the last items claimed for any taxable period, including after the utilization of any available net operating loss carryforwards), net of any reasonable out-of-pocket expenses necessary to secure such Tax savings.

SECTION 4.10.    Actions after the Distribution on the Distribution Date. Spinco will not take any action on the Distribution Date after the External Distribution that is outside the Ordinary Course of Business of Spinco.

SECTION 4.11.    Actions after the Distribution Date for Remainder of Calendar Year. (a) From and after the Distribution Date, Spinco shall not, without the prior consent of Parent, cause or permit any Non-US Spinco Member to engage in, enter into, or undertake any of the following actions or series of actions having an effective date on or before January 1 of the calendar year immediately following the calendar year in which the Distribution Date occurs:

(b)    a distribution, whether in the form of a dividend, return of capital or otherwise;

(c)    a redemption or other repurchase (directly or indirectly) of any shares of capital stock of any Non-US Spinco Member;

(d)    any merger, consolidation, amalgamation, combination, demerger, liquidation, conversion or other corporate restructuring having similar effect;

(e)    a sale of assets;

(f)    a sale of any shares of any Subsidiary of Spinco;

(g)    the filing of a U.S. Internal Revenue Service Form 8832 with respect to any Non-US Spinco Member or any other action that would reasonably be expected to change the U.S. entity classification of any Non-US Spinco Member;

(h)    any similar actions or transactions outside of the Ordinary Course of Business of any Non-US Spinco Member that would reasonably be expected to impact the earnings and profits as determined for U.S. Federal income Tax purposes of any Non-US Spinco Member; or

(i)    any “extraordinary reduction” (within the meaning of Section 1.245A-5T(e)(2) of the Regulations) with respect to the ownership of any Non-US Spinco Member that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) by any “controlling section 245A shareholder” (within the meaning of Section 1.245A-5T(i)(2) of the Regulations).

SECTION 4.12.    Termination of Tax Sharing Agreements. Prior to the Distributions, the Parties shall terminate all Tax allocation or sharing agreements that are exclusively between one or more members of the Spinco Tax Group, on the one hand, and one or more members of the DTE Tax Group, on the other hand (other than this Agreement).

ARTICLE V

Procedural Matters

SECTION 5.01.    Cooperation. Each Party shall cooperate (and cause their respective Subsidiaries to cooperate) with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(i)    retaining until the expiration of the relevant statute of limitations (including extensions) of records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(ii)    providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(iii)    notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

SECTION 5.02.    Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments for the relevant period.

SECTION 5.03.    Indemnification Claims and Payments. (a) An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonably accuracy the amount of such payment. Except as otherwise provided in Sections 3.02(b) and 3.03, the Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b)    Except as otherwise provided in Sections 3.02(b) and 3.03, the Indemnifying Party shall make the claimed payment to the Indemnitee within 30 business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c)    A failure by an Indemnitee to give notice as provided in Section 3.02(b), 3.03 or 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d)    Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.02(b) or 3.03.

SECTION 5.04.    Amount of Indemnity Payments. The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (ii) increased to take into account any Tax cost actually realized by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii). For purposes of calculating the amount of any Tax benefit or Tax cost, the applicable Indemnitee shall be deemed to be subject to the maximum applicable tax rate and any Tax attributes of such Indemnitee shall be disregarded.

SECTION 5.05.    Treatment of Indemnity Payments. Any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Distribution Date) shall be treated by DTE and Spinco for all Tax purposes as a distribution from Spinco to DTE immediately prior to the External Distribution (if made by Spinco to DTE) or as a contribution from DTE to Spinco immediately prior to the External Distribution (if made by DTE to Spinco), except as otherwise required by applicable Law or a Determination.

SECTION 5.06.    Tax Disputes. Notwithstanding Section 6.07, this Section 5.06 shall govern the resolution of any dispute arising between the Parties in connection with this Agreement, other than a dispute listed in Appendix B (a “Specified Dispute”, and any dispute other than a Specified Dispute, a “Tax Dispute”). The Parties shall negotiate in good faith to resolve any Tax Dispute for 45 calendar days (unless earlier resolved). Upon notice of either Party after 45 calendar days, the matter will be referred to an Accounting Firm acceptable to both Parties. The Accounting Firm may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Accounting Firm to furnish notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 60 calendar days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Accounting Firm shall be shared equally by the Parties. If, having determined that a Tax Dispute must be referred to an Accounting Firm, after 45 calendar days the Parties are unable to find an Accounting Firm willing to adjudicate the Tax Dispute in question and that the Parties in good faith find acceptable, then this Section 5.06 shall cease to apply to that Tax Dispute.

ARTICLE VI

Miscellaneous

SECTION 6.01.    Termination. This Agreement will terminate without further action at any time before the External Distribution upon termination of the Separation Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

SECTION 6.02.    Applicability. This Agreement shall not apply before the External Distribution.

SECTION 6.03.    Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 6.04.    Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

SECTION 6.05.    Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by Section 7.09 of the Separation Agreement.

SECTION 6.06.    Counterparts; Entire Agreement. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b)    This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 6.07.    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 5.06, each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries and Affiliates (as such terms are defined in the Separation Agreement), successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Subject to Section 5.06, each Party agrees that a final judgment in any legal proceeding resolved in accordance with this Section 6.07, Section 6.08 and Section 6.15 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

SECTION 6.08.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.08.

SECTION 6.09.    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 6.09 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 6.10.    Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 6.11.    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to DTE, to:

DTE Energy Company

One Energy Plaza

Detroit, MI 48226

Attn:    Patrick D. Lee, Vice President & Chief Tax Officer

e-mail: Patrick.lee@dteenergy.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn:   Stephen L. Gordon, Esq.

  J. Leonard Teti II, Esq.

e-mail: gordon@cravath.com

  lteti@cravath.com

If to Spinco, to:

DT Midstream, Inc.

One Energy Plaza

Detroit, MI 48226

Attn:    Wendy Ellis, General Counsel

e-mail: wendy.ellis@dtmidstream.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 6.12.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 6.13.    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.14.    Waivers of Default. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 6.15.    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, DTE shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Spinco shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither DTE nor Spinco would have entered into this Agreement.

SECTION 6.16.    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 6.17.    Interpretation. The rules of interpretation set forth in Section 11.15 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH OF THE APPLICABLE TRANSACTIONS QUALIFIES FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

SECTION 6.18.    Compliance by Subsidiaries. The Parties shall cause their respective Subsidiaries to comply with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above

DTE ENERGY COMPANY,

by	/s/ David Ruud
	Name:	David Ruud
	Title:	Senior Vice President and Chief Financial Officer

DT MIDSTREAM, INC.,

by	/s/ David Slater
	Name:	David Slater
	Title:	President and Chief Executive Officer